Exhibit 99.1

Avnet Increases Quarterly Dividend by 5.5%

PHOENIX – February 6, 2018  – Avnet (NYSE: AVT), a leading global technology distributor, announced today that its Board of Directors approved a 5.5% increase in the quarterly cash dividend to $0.19 per share. The dividend will be paid on March 27, 2018, to shareholders of record as of the close of business on March 13, 2018.

“As our transformation continues to gain momentum and we expand our reach in high growth markets, we remain fully committed to our capital allocation priorities which include consistent return of cash to shareholders,” said William Amelio, Avnet’s Chief Executive Officer. “Since the beginning of fiscal 2016, we have increased our quarterly dividend more than 11.7% and have returned nearly $221  million to shareholders over the past 10 quarters.”

About Avnet

From idea to design and from prototype to production, Avnet supports customers at each stage of a product’s lifecycle. A comprehensive portfolio of design and supply chain services makes Avnet the go-to guide for innovators who set the pace for technological change. For nearly a century, Avnet has helped its customers and suppliers around the world realize the transformative possibilities of technology. Learn more about Avnet at www.avnet.com.

Visit the Avnet Investor Relations website at www.ir.avnet.com or contact us at investorrelations@avnet.com. (AVT_IR)

Investor Relations Contact	Media Relations Contact
Vincent Keenan	Maureen O’Leary
Investor Relations	Corporate Communications
480-643-7053	480-643-7499
investorrelations@avnet.com	corporate.communications@avnet.com